                                                                   EXHIBIT 10.93

                              MANAGEMENT AGREEMENT


                          dated as of December 28, 2001

                                     between

                              BRE/AMBERLEIGH INC.,

                                  as the Owner

                                       and

                           CAPITAL SENIOR LIVING, INC.



                                 as the Manager



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                                TABLE OF CONTENTS


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                                       ARTICLE I

                                  GENERAL PROVISIONS

Section 1.01.        Employment as Exclusive Leasing Agent and the Manager...................1
Section 1.02.        The Manager's Duties Generally..........................................1
Section 1.03.        Term of Agreement.......................................................3
Section 1.04.        Compensation............................................................3
Section 1.05.        Termination.............................................................3
Section 1.06.        Insurance...............................................................6
Section 1.07.        Plans and Specifications................................................11
Section 1.08.        Ethical Standards.......................................................11
Section 1.09.        Cooperation and Consultation with Third Parties.........................11
Section 1.10.        Indemnities.............................................................11
Section 1.12.        Real Estate Tax Assessments.............................................12
Section 1.13.        Policies and Procedures Manual..........................................12

                                      ARTICLE II

                                       LEASING

Section 2.01.        The Manager's Duties Generally As Leasing Agent.........................12
Section 2.02.        Negotiation and Execution of Leases.....................................12
Section 2.03.        Liaison with Tenants....................................................12
Section 2.04.        Marketing of Rental Space...............................................12
Section 2.05.        Advertising.............................................................13

                                     ARTICLE III

                                ADMINISTRATIVE SUPPORT

Section 3.01.        Personnel...............................................................13
Section 3.02.        Contracts...............................................................14
Section 3.03.        Status Reports..........................................................15
Section 3.04.        Records.................................................................15
Section 3.05.        Obligations Under Tenant Leases.........................................15
Section 3.06.        Tenant Compliance.......................................................16
Section 3.07.        Licensing...............................................................16
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                                       ii
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                                    ARTICLE IV

                             MAINTENANCE AND OPERATIONS

Section 4.01.        Engineering Management Services........................................16
Section 4.02.        Preventative Maintenance...............................................17
Section 4.03.        Personnel Training.....................................................17
Section 4.04.        Development............................................................17
Section 4.05.        Maintenance............................................................17
Section 4.06.        Supervision of Contracts...............................................17
Section 4.07.        Service Requests.......................................................18
Section 4.08.        Emergencies............................................................18
Section 4.09.        Regulatory Requirements................................................18
Section 4.10.        Security...............................................................19

                                      ARTICLE V

                                FINANCIAL MANAGEMENT

Section 5.01.        Bank Account...........................................................19
Section 5.02.        Collections and Deposits...............................................19
Section 5.03.        Disbursements..........................................................20
Section 5.04.        Examinations and Audits of Accounts....................................20
Section 5.05.        Books and Records......................................................20
Section 5.06.        Budget.................................................................21
Section 5.07.        Obligations for Expenses...............................................22

                                      ARTICLE VI

                                     MISCELLANEOUS

Section 6.01.        No Partnership or Joint Venture........................................22
Section 6.02.        Notices................................................................22
Section 6.03.        Applicable Law.........................................................23
Section 6.04.        Successors and Assigns.................................................23
Section 6.05.        Confidentiality........................................................23
Section 6.07.        Entire Agreement.......................................................25
Section 6.08.        Captions, Gender, Number...............................................25
Section 6.09.        Severability...........................................................25
Section 6.10.        Days...................................................................25
Section 6.11.        Subordination..........................................................25
Section 6.12.        Counterparts...........................................................26
Section 6.13.        Waiver of Jury Trial...................................................26
Section 6.14.        CONSENT TO JURISDICTION................................................26
Section 6.15.        Arbitration............................................................26
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                                      iii

EXHIBIT A TO MANAGEMENT AGREEMENT             Description of Property
EXHIBIT B TO MANAGEMENT AGREEMENT             Fees and Compensation of the
                                                 Manager
EXHIBIT C TO MANAGEMENT AGREEMENT             Budget
EXHIBIT D TO MANAGEMENT AGREEMENT             D-1 Form of Monthly Status Report
                                              D-2 Form of Annual Fiscal Year
                                                 Status Report
                                              D-3 Form of Annual Calendar Year
                                                 Status Report
EXHIBIT E TO MANAGEMENT AGREEMENT             Form of Rent Roll
EXHIBIT F TO MANAGEMENT AGREEMENT             List of Non-Property Staff

                              MANAGEMENT AGREEMENT

         THIS AGREEMENT, dated as of December 28, 2001, by and between BRE/Amberleigh Inc., a Delaware corporation (the "Owner") and CAPITAL SENIOR LIVING, INC., a Texas corporation (the "Manager"), recites and provides:

                                    RECITALS

         WHEREAS, the Owner owns the real estate and related personal property described on Exhibit A hereto (the "Property").

         WHEREAS, the Property is operated as an independent living facility;

         WHEREAS, the Manager has experience and expertise in the management of independent living facilities; and

         WHEREAS, the Owner wishes the Manager to manage the Property, and the Manager desires to do so, pursuant to the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, for and in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Owner and the Manager agree as follows.

                                   ARTICLE I

                               GENERAL PROVISIONS

         Section 1.01. Employment as Exclusive Leasing Agent and the Manager. The Owner hereby employs the Manager as its exclusive agent for leasing, operating and managing the Property. The Manager accepts such employment and agency and, subject to the terms and conditions hereof and such express restrictions or limitations on its authority and, to the extent not inconsistent with the terms and conditions hereof, such written instructions as may from time to time be given by the Owner, agrees to perform the duties and obligations described herein. In its performance of its duties under this Agreement, the Manager shall be an independent contractor rather than an employee of the Owner.

         Section 1.02. The Manager's Duties Generally.

                  (a) The Manager shall assist the Owner in the leasing, management, operation, supervision, control and administration of the Property and, by its execution hereof, the Manager accepts the relationship of trust and confidence established between itself and the Owner. In accepting its employment hereunder, the Manager shall (i) perform its responsibilities hereunder with the same or a greater degree of diligence, competence and care exercised by leading real estate brokers, agents and managers of facilities of the same or similar type as the Property in the general areas in which the Property is located and
(ii) act with due care in its management of the Owner's funds and property and avoid conflicts of interest or self dealing that would be detrimental to the interests of the Owner. In addition to the obligations expressly provided for in this Agreement, the Manager shall do such other things on behalf of the Owner that are consistent with this Agreement, necessary or appropriate, in the judgment of the Owner, and communicated to the Manager, for the proper and profitable operation of the Property.

                  (b) Without limiting the restrictions placed upon the Manager pursuant to Subsection (a), the Manager hereby agrees that:

                        (i) during the Term of this Agreement neither the Manager nor any person controlling, controlled by or under common control with the Manager (an "Affiliate") shall develop, finance, operate, manage or acquire any direct or indirect interest in any assisted living, independent living, or congregate care facility (as the case may be) located within five miles of the Property (a "Competing Facility") without the prior written consent of the Owner, provided, however, that in the event that the Manager enters into a transaction involving a Portfolio Transaction (as defined below), the Manager may own, operate or manage, as applicable, any Competing Facility, connected with a Portfolio Transaction and located within such radius, if (A) the Manager does not relocate any Property Staff involved in the marketing of the Property to such Competing Facility or otherwise employ marketing materials or trade secrets specifically developed for use in the Property; and (B) the Manager does not reposition the Competing Facility to compete directly with the Property. For purposes of this Subsection, "Portfolio Transaction" shall mean a single transaction in which the Manager acquires the ownership of, leasehold interest in, or is contracted to manage, at least five operating assisted living or independent living facilities.

                        (ii) during the Term of this Agreement and for a period of one year thereafter, neither the Manager nor any Affiliate will, in connection with any independent living facility or assisted living facility (as the case may be) in which it directly or indirectly owns an interest or which it manages, solicit any of the tenants of the Property or interfere, either directly or indirectly, in any manner, with any relationship between the tenants of the Property and their landlord(s).

                        (iii) for a period of one year after the expiration of this Agreement, neither the Manager nor any Affiliate will solicit any of the Property Staff (as defined in Section 3.01) or interfere, either directly or indirectly, in any manner, with their employment by the Owner, another lessee or owner of the Property, or the successor to the Manager, as applicable.

                  (c) If any provision of this Section is deemed invalid by a court of competent jurisdiction, the covenants contained herein shall be applicable and enforceable for such lesser period of time and for such lesser activity included within such limitations, as such court may then or thereafter determine to be reasonable and proper under the circumstances.

                  (d) In the event that any provision hereof is deemed to be unenforceable, the remainder of this Section shall not be affected thereby and each provision hereof shall be valid and enforced to the fullest extent permitted by law.

                  (e) The Manager hereby acknowledges that the damages the Owner would sustain in the event of any violation of the provisions of this Section are difficult or impossible to ascertain. Accordingly, the Manager hereby agrees that the Owner shall be entitled, in addition to any other remedy or damages available to it in the event of any such violation, to injunctive relief to restrain such violation by the Manager and any person or entity acting for or with the Manager

         Section 1.03. Term of Agreement. The initial term of this Agreement (the "Initial Term") shall commence on the date of this Agreement and unless otherwise set forth in this Agreement, shall continue through the fifth anniversary of the date of this Agreement, and shall thereafter be automatically renewed for successive one-year extensions except as otherwise set forth in this Agreement and the limited liability company agreement of BRE/CSL L.L.C. (the "Venture L.L.C. Agreement").

         Section 1.04. Compensation. As compensation for the Manager's performance of its obligations hereunder, the Owner agrees to pay to the Manager the fees for the Property as set forth on Exhibit B attached hereto.

         Section 1.05. Termination. (a) Termination for Cause. The Owner may elect to terminate this Agreement immediately upon the occurrence of a Default by notifying the Manager in writing that this Agreement has been terminated (a "Notice of Default"). For purposes of this Agreement, "Default" shall mean:

                        (i) The Manager's gross negligence or willful misconduct in the performance of its duties under this Agreement;

                        (ii) The revocation of any license or permit necessary for the performance by the Manager of its duties hereunder or for the operation of the Property as independent living facilities, or the Manager's failure to keep any such license or permit in force for any reason whatsoever which license or permit is not reinstated before a material adverse impact or effect on the operation of the Property or, if earlier, the expiration of 60 days after the Manager is initially notified of such revocation or failure by applicable authorities or the Owner;

                        (iii) A non-voluntary reduction in licensed bed capacity or a governmental or regulatory restriction on admission and/or retention of residents resulting from acts or omissions of the Manager;

                        (iv) The violation by the Manager in any material respect of any provision of this Agreement, provided, however, that no default shall be deemed to have occurred if the Manager cures such violation within 30 days after the Owner's written notice to the Manager of such violation with respect to a non-monetary default and within 5 days with respect to a monetary default;

                        (v) The violation by the Manager of any provision of any Management Agreement or lease, between the Manager or any affiliate of the Manager and the Owner or any affiliate of the Owner, which violation entitles the Owner or such affiliate of Owner to terminate such Management Agreement or lease;

                        (vi) The default of Capital Senior Living Properties, Inc., as a member of BRE/CSL L.L.C., under any material provision of the Venture L.L.C Agreement;

                        (vii) The entry by a court of competent jurisdiction of a decree or order for relief in respect of the Manager or Capital Senior Living Corporation (the "Parent"), in an involuntary case or proceeding under any bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, trustee or similar official of the Manager or the Parent of all or any substantial part of the property of any of them, or ordering the reorganization of the Manager or the Parent, the winding up of the Manager or the Parent of its affairs or liquidation of its property, and such decree or order shall continue unstayed and in effect for a period of 30 days;

                        (viii) The consent or acquiescence by the Manager or the Parent to the entry of any decree or order described in Subsection 1.05(a)(vii) hereof, the commencement by the Manager or the Parent of a voluntary case or proceeding under any bankruptcy, insolvency or similar law, the making by the Manager or the Parent of any general assignment for the benefit of creditors, or the Manager's or the Parent's failure or admission in writing of its inability to pay its debts as they become due;

                        (ix) Any material adverse change in the financial condition of Manager which adversely affects Manager's ability to perform its duties under this Agreement; or

                        (x) A transfer of any voting stock in the Manager which would cause the current owners of Manager to own less than 51% of all ownership interests in Manager.

         The Manager or the Parent shall notify the Owner in writing of the occurrence of any of the events specified in Sections 1.05(a)(i)-(x) above promptly after it first learns of such event.


                  (b) Termination Without Cause. The Owner may terminate this Agreement upon (i) the sale to an unaffiliated third party of the Property, or
(ii) the transfer to an unaffiliated third party of all of (x) the Venture's ownership interest in Owner or (y) the Blackstone Member's (as defined in the Venture L.L.C. Agreement) ownership interests in the Venture (as defined in the Venture L.L.C. Agreement).

                  (c) Action on Termination. For purposes of this Section, "Effective Date" shall mean the date upon which (i) a Notice of Default is delivered by the Owner or (ii) an event described in Section 1.05(b) occurs.

                        (i) Within ten business days following the Effective Date, the Manager shall provide the Owner with the following items to facilitate the transfer of leasing and management responsibilities to the Owner or its designee in a comprehensive and professional manner:

                            (A) A schedule of termination activities including
notices to vendors, contractors and banks and meetings with the successor entity responsible for the leasing and management of the Property;

                            (B) An itemized statement of the amounts due
hereunder from the Owner to the Manager;

                        (C) An itemized statement of the amounts due suppliers of services and goods which have been ordered by the Manager in the name of the Owner;

                        (D) An itemized statement of all accounts receivable due the Owner from any source; and

                        (E) A list of all records, reports, financial statements, files and similar materials in the Manager's possession related to the Property.

                        (ii) On the Effective Date, the Manager shall:

                            (A) Deliver to the Owner all funds collected and
held for the account of the Owner including, without limitation, passbook accounts, negotiable and investment instruments, demand deposits and petty cash, whether any of the foregoing is received before or after the termination hereof;

                            (B) Deliver to the Owner all property and documents
and all records, reports, files and similar materials relating to the Property;

                            (C) Assign to the Owner, or its designee, all
contracts not otherwise in the name of the Owner relating to the operation or leasing of the Property and assign, to the extent transferable, to the Owner, or its designee, all applicable licenses and permits necessary to operate the Property as an independent living facility;

                            (D) Deliver to the Owner a complete list of all
contracts, agreements and obligations entered into or incurred by the Manager on behalf of the Owner during the Term hereof; and

                            (E) Furnish such other information and take such
other actions as the Owner shall reasonably require to transfer the Manager's leasing and management responsibilities to the Owner or its designee.

                        (iii) Within 25 days after the Effective Date, the Manager shall deliver to the Owner a full accounting, including a statement showing all payments collected by it and all moneys held by it, for the period following the last date covered by the last accounting furnished to the Owner.

                        (iv) The Manager's obligation to deliver to the Owner or its designee the items described in this Section 1.05(c) shall be a continuing obligation with respect to any of those items that may be in or come into the Manager's possession or control on or after the effective date of termination of this Agreement.

                        (v) The Manager shall cooperate fully with the Owner or its designee in the transfer of, or in obtaining, all applicable licenses and permits necessary to operate the Property as an independent living facility and of management, leasing and licensing operational responsibilities to the Owner or such designee.

                        (vi) Manager shall provide a current list of all Property Staff together with access to payroll, personnel and employment records and assist Owner in reasonably transitioning those employees of Manager at the Property which Owner so selects or Owner's designee selects.

                  (d) Casualty or Condemnation. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, either the Manager or the Owner may elect to terminate this Agreement immediately if the Property is subject to a Casualty or Condemnation Event (as defined herein) by giving written notice of termination to the other party. For purposes hereof, a "Casualty or Condemnation Event" shall mean damage to a Property by fire, smoke, lightning, wind storm, explosion, riot, vandalism, malicious mischief, theft and such other casualty hazards and risks to the extent that the Property cannot, in the Manager's or Owner's (as the case may be) reasonable judgment, be economically operated as the type of facility it was prior to such casualty and
(i) such casualty occurred within 24 months of the end of the Term, or (ii) such casualty is an event for which insurance coverage is not required under Section
1.06 and a condemnation or taking by eminent domain which is either (i) 50% or more of the Property (measured by any of gross area, rentable square footage or number of rental units) or (ii) such portion or portions of the Property so that the portion remaining cannot, in the Manager's or Owner's (as the case may be) reasonable judgment, be economically operated as the type of facility it was prior to the taking.

                  (e) Termination by the Manager. The Manager may terminate this Agreement by written termination notice to the Owner in the event that the Manager fails to receive reimbursement of reimbursable expenses or any compensation due the Manager pursuant to the terms of this Agreement, and such failure continues for a period of 30 days after the Manager's written notice of such failure to the Owner.

                  (f) Effect of Termination. No termination of this Agreement shall affect any obligation owing by either party hereto to the other which accrued prior to the Effective Date of the Notice of Termination.

         Section 1.06. Insurance.

                  (a) The Owner's Insurance Coverage. The Manager will obtain at the Owner's sole cost and expense the following coverage for the Owner with respect to the Property. The Owner retains the right to procure all such insurance for itself should it see fit rather than having the Manager procure such insurance on behalf of the Owner. If the Owner is procuring insurance for itself, and elects again to have the Manager procure insurance on behalf of the Owner, it shall give the Manager sufficient notice to procure all required insurance.

                        (i) Building Insurance. The Manager shall obtain a building and contents insurance policy with comprehensive all risk coverage with respect to the buildings and personal property components of the Property (including, without limitation, any such personal property components owned by the Manager) and which shall not exclude the following: fire, lighting, extended coverage, theft, flood, earthquake (where available), vandalism, sprinkler leakage, water damage, collapse and debris removal.

         The amount of such insurance shall not be less than the full replacement cost except where sublimits are appropriate (and a replacement cost endorsement shall be provided for these purposes permitting payment of the loss without a requirement to rebuild) as determined by an insurance appraisal or such other valuation with provisions for the use of indexes at interim dates to increase the value for inflation.

         The policy shall contain an endorsement called an "Agreed Amount Endorsement" which shall waive any and all coinsurance provisions under the policy as it applies to the coverage.

                        (ii) Business Interruption and Loss of Rent Insurance. The Manager shall obtain a business interruption and loss of rent insurance policy with coverage against all of the risks referred to in Subsection (a)(i) above. The insurance shall be in an amount equal to not less than 100% of the annual rent roll schedules of the Property covering all tenants and shall be endorsed to cover unoccupied and unleased space at pro forma rents and shall include gross budgeted revenues for all other activities. The policy shall contain an Agreed Amount Endorsement waiving all coinsurance provisions.

                        (iii) Comprehensive General Liability Insurance. This policy shall include coverage for claims arising from bodily injury, personal injury, and property damage occurring upon, in, or about the Property. The coverage shall be on an occurrence basis, and the minimum limits shall be not less than $1,000,000. Coverage for liquor law liability shall also be included if required by law.

         The policy should cover the following hazards: premises and operation incidental malpractice; comprehensive owned and non-owned auto liability insurance and coverage for hired vehicles on an "if any" basis.

                        (iv) Umbrella Liability Coverage. A policy shall be obtained, providing coverage in an amount equal to at least $10,000,000 in excess of the coverage to be maintained pursuant to Subsection (iii) of this
Section 1.06(a).

                        (v) Additional Insurance. The Owner shall have the right to require the Manager to obtain and maintain, if requested in writing and at the Owner's sole cost and expense, such other insurance as the Owner may from time to time deem reasonably necessary, and which insurance is normal and customary for other operations of improved property similar to the Property.

                        (vi) Priority of Coverage. The Owner's insurance will be primary as to any insurance carried by the Manager, and any such coverage of the Manager will be excess insurance to the extent that the Manager is acting within the scope of its duties under this Agreement.

                  (b) The Manager's Operational Insurance Coverage. Throughout the Term, the Manager shall procure and maintain, at the Owner's sole cost and expense, the insurance coverage set forth in this Section 1.06(b). The Owner retains the right to procure all such insurance for itself or the Manager, as appropriate, should it see fit rather than having the Manager procure such insurance.

                        (i) Worker's Compensation and Unemployment Compensation. Workers' compensation and unemployment compensation with respect to the Property Staff in full compliance with all applicable state and federal laws and regulations;

                        (ii) Employer's Liability Insurance. Employer's liability insurance in an amount not less than $100,000 for each accident, $500,000 for each disease policy limit and $100,000 for diseases for each employee covering all Property Staff;

                        (iii) Comprehensive Automobile Liability Insurance. Comprehensive automobile liability insurance coverage with respect to those motor vehicles owned by the Owner which are used by the Property Staff in connection with the Property which has limits for bodily injury of not less than $250,000 per person and $500,000 per accident and property damage of $100,000 per accident. The comprehensive automobile liability policy shall include blanket non-owned coverage;

                        (iv) Employee Dishonesty Insurance. Employee dishonesty insurance with respect to the Property Staff and any agents against employee dishonesty in an amount not less than the greater of (A) $1,500,000 or (B) an amount equal to the average monthly receipts from the Property;

                        (v) Professional Liability Insurance. Professional liability insurance in an amount equal to at least $1,000,000 with respect to bodily injury, property damage or personal injury arising out of professional acts, errors or omissions;

                        (vi) Fiduciary Liability Insurance. In the event that the Manager makes any employee benefit plan available to the Property Staff, fiduciary liability insurance in an amount equal to at least $1,000,000 with respect to claims alleging breach of fiduciary obligations under the Employment Retirement Income Security Act of 1974 and any acts, errors or omissions committed in connection with the administration of any employee benefit plans for the Property Staff;

                        (vii) Employment Practices Insurance. Employment practices insurance in an amount equal to at least $1,000,000 with respect to lawsuits brought by employees alleging wrongful discharge, discrimination, harassment or other employment related exposure with respect to the Property Staff; and

                        (viii) Umbrella Liability Coverage. A policy shall be obtained, providing coverage in an amount equal to at least $10,000,000 in excess of the coverage to be maintained pursuant to Subsections (i) through
(vii) of this Section 1.06(b).

                        (ix) Other Insurance. Such other insurance as may be carried at similar properties as the Owner may from time to time reasonably deem necessary in connection with or for the performance of the Manager's duties hereunder.

                  (c) The Manager's Insurance Coverage. Throughout the Term, the Manager shall procure and maintain, at the Manager's sole cost and expense, the following insurance coverage:

                        (i) Comprehensive General Liability Insurance. Comprehensive general liability insurance which includes coverage for all Non-Property Staff (as defined in Section 3.01(b)) and if the Manager is found to be acting outside the scope of his duties under this Agreement, with minimum limits of at least $1,000,000 per occurrence for bodily injury, personal injury and property damage;

                        (ii) Worker's Compensation and Unemployment
Compensation. Workers' compensation and unemployment compensation with respect to the Non-Property Staff in full compliance with all applicable state and federal laws and regulations;

                        (iii) Employer's Liability Insurance. Employer's liability insurance in an amount not less than $100,000 for each accident, $500,000 for each disease policy and $100,000 for diseases for each employee covering all Non-Property Staff performing any work relating to the Property;

                        (iv) Comprehensive Automobile Liability Insurance. Comprehensive automobile liability insurance coverage with respect to those motor vehicles owned by the Manager which are used by Non-Property Staff in connection with the Property which has limits for bodily injury of not less than $250,000 per person and $500,000 per accident and property damage of $100,000 per accident. The comprehensive automobile liability policy shall include blanket non-owned coverage;

                        (v) Umbrella Liability Insurance. An "umbrella" liability coverage providing coverage in an amount equal to at least $10,000,000 in excess of the coverage to be maintained pursuant to Subsections (i), (iii) and (iv) above;

                        (vi) Employee Dishonesty Insurance. Employee dishonesty insurance with respect to the Non-Property Staff and any agents, officers and employees of the Manager against dishonesty by any of such persons in an amount not less than the greater of (A) $1,500,000 or (B) an amount equal to the average monthly receipts from the Property;

                        (vii) Fiduciary Liability Insurance. Fiduciary liability insurance in an amount equal to at least $1,000,000 with respect to claims alleging breach of fiduciary obligations under the Employment Retirement Income Security Act of 1974 and any acts, errors or omissions committed in connection with the administration of any employee benefit plans made available to the Non-Property Staff;

                        (viii) Employment Practices Insurance. Employment practices insurance in an amount equal to at least $1,000,000 with respect to lawsuits brought by employees alleging wrongful discharge, discrimination, harassment or other employment related exposure with respect to Non-Property Staff; and

                        (ix) Other Insurance. Such other insurance as may be carried at similar properties as the Owner may from time to time reasonably deem necessary in connection with or for the performance of the Manager's duties hereunder.

                  (d) Payment of Insurance. The insurance required by Subsection
(a) and (b) of this Section, whether obtained by the Manager on behalf of the Owner or by the Owner directly, shall be an operating expense of the applicable Property and paid from such Property's revenues or reserves or by the Owner, as directed by the Owner. The insurance coverage required pursuant to Subsection (c) shall be paid for by the Manager from its own funds.

                  (e) Policy Requirements. The policies described in Subsections
(a) through (c) above shall be in form and substance reasonably satisfactory to the Owner and with insurance companies that are reasonably acceptable to the Owner, reputable and properly licensed in each State in which they propose to effect coverage. The Manager shall furnish the Owner with certificates of insurance or certified copies of each of the insurance polices required to be obtained and maintained by the Manager pursuant to the terms of this Agreement. The insurance policies required pursuant to Subsection (a) shall be in the name of the Owner with the Manager named as an additional insured party. The insurance policies required pursuant to Subsections (b) and (c) shall be in the name of the Manager with the Owner named as an additional insured party. Each insurance policy required by this Section shall provide that such policies shall not be canceled or otherwise modified without 30 days' prior written notice to the Owner. At least 5 days prior to the extension of any such policy the Manager shall furnish the Owner with evidence that the insurance policies required hereunder have been renewed. The Manager shall in all cases obtain the Owner's prior written approval before obtaining, renewing, canceling or modifying the coverages under any insurance policies required hereunder. The Manager shall make periodic reports and recommendations to the Owner regarding the adequacy of the then current insurance policies and provide the Owner with adequate warning of any potential lapses in coverage of which the Manager becomes aware.

                  (f) Waiver of Subrogation. The Owner and the Manager hereby waive and release any and all claims either may have or acquire against the other by way of subrogation or otherwise, for any loss or damage occasioned by the negligence of either of them or their respective agents, employees, contractors, licensees or invitees, which results in any loss or damage to person or property and which is fully insured against by either the Owner or the Manager in accordance with the terms of this Agreement. Each party agrees to obtain from its respective insurance carriers waiver of subrogation endorsements to all such insurance policies maintained hereunder (excluding workmen's compensation or employer's liability insurance) providing that each insurance carrier waives its right of subrogation against the other party in the event of any loss or damage which is fully insured against pursuant to the provisions of this Agreement. In the event that such endorsements cannot be obtained and the mutual waiver contained herein would invalidate any such insurance policy, then the provisions of this Subsection (f) shall be inapplicable to such insurance policy.

                  (g) Compliance With Insurance Requirements. The Manager shall use its best efforts to assure that the Property is not used for any purpose which may void or impair, or increase the premium payable under, any policy of insurance held by the Owner pursuant to the terms of this Section 1.06, or which may render any loss under any such policy uncollectible.

                  (h) Insurance Claims. The Manager shall promptly report to Gary M. Sumers, on behalf of the Owner, c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154, facsimile (212) 583-5726, and the insurance agent, broker or adjustor designated by the Owner, all material damages, accidents or claims relating to the ownership, maintenance or operation of the Property and shall cooperate with such agent, broker or adjustor in connection with its investigation thereof and its reporting to the appropriate insurance carrier. The Manager shall not compromise or settle any claims against insurance carriers without the prior written approval of the Owner.

         Section 1.07. Plans and Specifications. Upon request by the Owner and if reasonably available to the Manager, the Manager shall promptly furnish the Owner with a set of plans and specifications for the Property and, with the aid of these documents and its own inspections the Manager shall remain knowledgeable with respect to the organization, location, character, plan and operation of the lighting, plumbing, heating, air conditioning and all other mechanical systems and equipment of the Property.

         Section 1.08. Ethical Standards. In any transaction with vendors, contractors or others who provide services or goods for the Owner or the Property, the Manager shall act at all times in the best interests of the Owner and shall credit to the Owner all discounts, commissions, rebates, finders fees and similar amounts obtainable as a result of such transactions. The Manager shall not enter into any agreement to provide goods or services for the Property with any party, partnership, corporation or other entity related to or affiliated with the Manager without the prior written approval of the Owner.

         Section 1.09. Cooperation and Consultation with Third Parties. The Owner may appoint and employ auditors, attorneys, appraisers and other persons for the purpose of rendering advice about or for conducting research and inquiry with respect to the leasing, management, operation and valuation of the Property and, in any such case, the Manager shall cooperate fully with such persons and, within the authority invested in such persons, communicate all information requested and advise and consult with them in good faith.

         Section 1.10. Indemnities.

                  (a) Manager Indemnity

                           Subject to the provisions of Section 1.06 hereof, the
                  Manager shall indemnify and hold the Owner, its officers, directors and employees harmless from and against all losses, costs, expenses, claims, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, writs, decrees, debts, obligations and liabilities (including reasonable attorney's and accounting fees) ("Losses") of any nature and of any kind whatsoever which may be made against or incurred by any of them resulting from or arising out of or in any way connected with any of the following unless such Losses are directly caused by the Owner: acts of Manager which (i) constitute a breach of the provisions of this Agreement, (ii) are otherwise outside the scope of Manager's employment and
                  (iii) result from Manager's own negligence or misconduct.

                  (b) Owner Indemnity

                           Subject to the provisions of Section 1.06 hereof, the
                  Owner shall indemnify and hold the Manager, its officers, directors and employees harmless from and against all Losses arising out of or in connection with the management, operation and leasing of the Property, except for acts of Manager which
                  (i)
                  constitute a breach of the provisions of this Agreement, (ii) are otherwise outside the scope of its employment or (iii) result from Manager's own negligence or misconduct.

         Section 1.12. Real Estate Tax Assessments. If during the Term, the Owner shall elect to protest any real or personal property tax assessment in connection with Property, the Manager shall cooperate with the Owner and its tax advisors in connection therewith. The Manager will have no responsibility for the institution of any legal proceedings in connection with tax assessments.

         Section 1.13. Policies and Procedures Manual. Upon request by the Owner, the Manager shall promptly provide the Owner a policies and procedures manual for the Property (the "Manual") for review and approval by the Owner. Following the approval by the Owner of the Manual, the Manager shall utilize the Manual in connection with the leasing, management or operation of the Property and shall submit any proposed modifications to the Manual to the Owner in writing. Following the Owner's review and approval of such modifications, the Manager shall utilize the modified Manual.

                                   ARTICLE II

                                     LEASING

         Section 2.01. The Manager's Duties Generally As Leasing Agent. The Manager shall use its best efforts to lease and keep leased all leasable space in the Property to such tenants as it may deem compatible with the character and location of the Property. The Manager shall use its best efforts to develop and maintain the character and reputation of the Property while maintaining the highest possible net income. The Manager shall be familiar with all tenant leases for the Property, particularly with regard to the services, charges and procedures applicable to the various tenants.

         Section 2.02. Negotiation and Execution of Leases. The Manager shall respond to all inquiries concerning tenant leases and shall conduct all negotiations in connection with their execution, renewal, extension, modification, amendment or termination. All leases entered into after the date hereof shall be in such form as may be approved by the Owner, and the Manager shall furnish the Owner executed originals of such leases upon request.

         Section 2.03. Liaison with Tenants. The Manager shall schedule and coordinate tenant moves, maintain personal contact with tenants and serve as liaison with the Owner in order to minimize misunderstandings and receive and resolve tenant complaints in a timely and courteous manner.

         Section 2.04. Marketing of Rental Space. The Manager shall develop a comprehensive, professional program for marketing the Property (a "Marketing Plan") and, following the approval of the Marketing Plan by the Owner, implement and monitor the effectiveness of such Marketing Plan.

         Section 2.05. Advertising. The Manager, at the Owner's expense and in accordance with the Budget (as that term is defined in Section 5.06 below) and the Marketing Plan, shall advertise, to such extent and in such media as the Manager deems advisable, the availability of units in the Property; provided, however that the Manager shall pay all costs associated with advertisements that do not relate specifically and exclusively to the availability of rental space in, or the operational needs of, the Property, unless otherwise approved in writing by the Owner.

                                  ARTICLE III

                             ADMINISTRATIVE SUPPORT

         Section 3.01. Personnel.

                  (a) Property Staff. Based upon job standards, wage rates and the applicable Plan of Operation (as defined in Subsection (c), below) but subject to the Budget, the Manager shall recruit, hire, train, supervise and discharge all on-site management, administrative, maintenance, cleaning and other personnel, including, without limitation, the Property director or administrator (collectively, the "Property Staff") necessary to properly manage, administer, repair, maintain and otherwise operate the Property. The Property Staff may be full-time, part-time, temporary or contract personnel. The Property Staff shall be employees of the Manager and not the Owner, provided, however, that the costs of such Property Staff shall be paid from the Owner's funds. All costs of hiring, equipping and providing the services of Property Staff, including but not limited to, compensation, health insurance, employer liability insurance, payroll taxes, bonding, workers compensation insurance, benefits and vacations shall be an expense of Owner. The Manager shall pay wages and required payroll taxes and all costs and expenses of such Property Staff from the Owner's funds and shall make provision at the Owner's expenses for employee group benefits as agreed upon by the Owner. The Manager will abide by all local, state and federal laws, regulations and guidelines in administering the payroll. The Manager will cause to be prepared and filed all forms, reports and returns as required by law in connection with unemployment insurance, workers' compensation insurance, withholding tax, social security and other similar taxes now in effect. In addition the Manager shall take such actions as may be necessary to comply with the provisions of wage, hour, health, safety, income tax, social security, unemployment compensation, workman's compensation and similar laws, regulations and requirements relating to the Property Staff. The Manager shall, at the request of the Owner, promptly provide the Owner with the then-current list of Property Staff.

                  (b) The Manager's Personnel. The Manager shall maintain sufficient personnel to fulfill its obligations hereunder. Prior to the commencement of its duties hereunder, the Manager shall provide the Owner with a listing of the personnel which it intends to employ in connection with the obligations to be performed by the Manager hereunder (the "Non-Property Staff"), together with a job description for each member of the Non-Property Staff. The Owner and the Manager shall mutually agree upon the personnel required by the Manager to fulfill its obligations hereunder. The Manager shall, upon the request of the Owner, provide the Owner with a list of the then-current Non-Property Staff. The Owner shall have no authority to provide directions to the Managers employees or to terminate such employees employment by the Manager. Nothing in this section is intended or shall be construed to make any person employed by the Manager an employee of the Owner, to influence the hiring decisions of the Manager or to alter the relationship between the Owner and the Manager of independent contractor. The Manager acknowledges that in entering into this Agreement the Owner is relying upon the experience and capabilities of the employees of the Manager. Accordingly, the Manager agrees to maintain each of positions listed on Exhibit F to this Agreement (the "Positions") and shall not eliminate or change any of the Positions without the prior written consent of the Owner. The initial occupants of each of the Positions are listed on Exhibit F and the Manager agrees to keep each of the Positions permanently occupied during the Term by personnel with experience and capabilities similar or superior to the individuals listed on Exhibit F (the "Personnel"), with any vacancies in any such Positions occurring during such Term to be filled on a timely basis. The Manager shall notify the Owner of any change in the Personnel and shall supply the Owner with information which is reasonably sufficient to demonstrate the caliber and experience of any replacement Personnel.

                  (c) Plan of Operation. Upon request by the Owner and if plans of operation for the Property are required by law, the Manager shall promptly provide to the Owner the current plan of operation for the Property (the "Plan of Operation"). The Plan of Operation shall (i) describe each of the services to be supplied to tenants at the Property and (ii) list all Property Staff that will be required at the Property in order to provide such services to the tenants, to provide management and administrative services for such Property (other than such administrative services as are to be provided by the Manager hereunder) or to maintain the Property. The Plan of Operation must be approved by the Owner in writing. The Owner and the Manager shall review the Plan of Operation for the Property not less than annually and shall amend the Plan of Operation from time to time as appropriate.

                  (d) Job Descriptions. Upon the request of the Owner, the Manager shall provide to the Owner job descriptions for all Property Staff positions in the Plan of Operation. The Manager shall furnish the job descriptions, along with job performance standards, to the Owner to delineate clearly between the Manager's exclusive responsibilities which are to be performed by the Non-Property Staff, and those responsibilities that are delegated by the Manager to the Property Staff.

         Section 3.02. Contracts.

                  (a) Renewal and Execution. The Manager shall be familiar with the provisions of, and provide to the Owner copies of, all material contracts affecting the leasing, management or operation of the Property. At least 60 days prior to the scheduled termination of any of these contracts, the Manager shall recommend to the Owner whether such contracts should be renewed, modified or canceled, and renew, modify or cancel such contracts as the Owner may direct. Where new contracts are necessary, the Manager shall recommend to the Owner for its approval contracts from responsive and responsible contractors for work to be performed according to written specifications developed by the Manager in consultation with the Owner. The Manager shall assure that all contractors are properly insured (and bonded, if appropriate) for the duration of their contracts. Except for emergencies and those cases where the Owner authorizes otherwise due to the size or nature of the contract, all contracts and procurements shall be let by competitive bidding procedures. The Manager, its employees and the Property Staff shall disclose to the Owner the extent of any financial interest that it or they may have in any firm or person providing goods or services to the Owner pursuant to any such contracts. The

Manager shall exploit fully all commonality of contracting and purchasing so as to accrue to the Owner all possible benefits deriving from a unified procurement policy.

                  (b) Supervision and Enforcement. The Manager shall supervise and oversee the activities of all contractors, review the quality of their workmanship, enforce contractors' warranties and approve all work and materials prior to payment therefor.

         Section 3.03. Status Reports.

                  (a) Monthly Status Reports. The Manager shall prepare and deliver to the Owner within the prescribed time period set forth on Exhibit D-1 a written Monthly Status Report in the form attached hereto as Exhibit D-l.

                  (b) Annual Fiscal Year Status Reports. The Manager shall submit to the Owner within 30 days following the end of each fiscal year, a report in the form of Exhibit D-2 attached hereto.

                  (c) Annual Calendar Year Status Reports. The Manager shall submit to the Owner within 15 days following the end of each calendar year, a report in the form of Exhibit D-3 attached hereto.

                  (d) Healthcare Reports. The Manager shall submit to the Owner all healthcare surveys, responsive plans of correction, notices from governmental regulatory authorities, administrative orders, and notices of change of law/regulation impacting the operation and provision of services at the Property.

                  (e) Other. The Manager shall prepare and deliver to the Owner such other reports and/or statements in such form as may reasonably be requested by the Owner from time to time, which reports shall be delivered within 30 days after request thereof (or as soon thereafter as is practicable).

         Section 3.04. Records. The Manager shall maintain and keep complete, accurate and up-to-date all books and records of the Owner relating to the Property including, without limitation, all accounting and financial records, rent rolls, memoranda, correspondence, notices and all other such records as may be appropriate or customary in connection with the leasing and operation of the Property and the transaction of business with third parties including, without limitation, suppliers, employees, labor unions and governmental or municipal authorities. All of these records shall be kept and maintained available for inspection at any and all reasonable times during normal business hours by any person authorized in writing by the Owner, but not by others.

         Section 3.05. Obligations Under Tenant Leases. The Manager shall comply with all requirements respecting the operation or maintenance of the Property imposed upon the Owner as "landlord" under any lease for the Property. The Manager's duties hereunder shall include, without limitation, the selection and supervision of all contractors or others providing required tenant services or performing tenant repair or capital improvement work at the Property.

         Section 3.06. Tenant Compliance. The Manager shall monitor the performance of all tenants and use its best efforts to secure the full compliance by tenants with the terms and provisions of their leases. The Manager shall inform all tenants of such rules, regulations and notices as may be promulgated by the Owner or the Manager. The Manager, at the expense of and using attorneys approved by the Owner, may institute legal proceeding in its own name or in the name of the Owner to collect rent, security deposits and other tenant charges, to oust or dispossess tenants or others occupying the Property and otherwise to enforce the rights of the Owner with respect thereto. The Manager shall secure the prior written approval of the Owner before instituting legal proceedings or compromising or settling any such claim or proceeding. The Manager shall give the Owner prompt written notice of all matters involving actual or threatened litigation.

         Section 3.07. Licensing. The Manager shall be responsible for obtaining all licenses, permits or other authorizations (the "Permits") necessary to operate the Property as an independent living facility in the name of the Owner or such other name as the Owner may designate. All amounts payable to state or local governmental authorities with respect to the Permits for a Property, and all legal fees incurred in connection with obtaining such Permits with the prior written permission of the Owner, shall be paid by the Owner. Upon request, the Manager shall provide such assistance as may be necessary in order to obtain Permits for such other affiliate of the Owner with respect to the Property, whether such Permits are required by applicable law or are being requested at the option of the Owner or the applicable affiliate.

                                   ARTICLE IV

                           MAINTENANCE AND OPERATIONS

         Section 4.01. Engineering Management Services.

                  (a) Benchmark Study. Upon request by the Owner, the Manager shall promptly prepare and deliver to the Owner a report containing corrective and deferred maintenance work or capital improvements required to be performed at the Property.

                  (b) Quarterly Inspections. The Manager shall conduct physical inspections of the Property at least quarterly unless the Owner reasonably determines that a more frequent inspection is necessary. Specific problems shall be investigated on an "as-needed" basis. The Manager shall submit to the Owner a written report containing findings, conclusions and recommendations of actions to be taken to correct deficiencies noted during the inspections. This quarterly inspection and report shall address deficiencies found in, among other areas, the building foundations, exterior, roof, flashings, concrete work, sidewalks, retaining walls, parking areas, gutter and downspout systems, mechanical equipment and utility distribution systems.

                  (c) Engineering On-Site Inspections. At the request of the Owner, and at the Owner's expense, the Manager shall employ or retain a licensed, experienced mechanical engineer or engineering firm to conduct engineering on-site inspections of the Property. During these inspections, the engineering firm shall: (i) inspect all mechanical equipment for corrective maintenance and other action that should be completed by the Property Staff or outside contractors; (ii) review preventive maintenance records, logs and other related records to evaluate work completed; (iii) review energy practices; (iv) consult with the Property Staff on the findings with regard to the foregoing items; and (v) submit to the Owner a written, itemized report with respect to the foregoing immediately following the inspection.

         Section 4.02. Preventative Maintenance. Upon request by the Owner, the Manager shall promptly provide to the Owner the current preventative maintenance program for the Property. The Manager shall review or develop, as applicable, a program designed to keep the Property and all installed mechanical and electrical systems in proper condition. Following the Owner's review and approval of any such program for the Property, the Manager shall maintain such program on a regular basis and such program shall reflect the useful lives of the various components and items of equipment comprising the Property. The Manager shall establish and monitor a seasonal maintenance program for the heating and cooling systems in the Property to assure that they are in good working order and conserve utility consumption

         Section 4.03. Personnel Training. Upon the request of the Owner, the Manager shall outline in writing the training needs of the Property Staff, create a training manual for the Property, and establish a training program based on such training manual that will teach, maintain and improve the technical proficiency of each member in his or her assigned job.

         Section 4.04. Development. If Manager believes that a Property should be expanded or improved, Manager shall recommend such action to Owner. If Owner decides to proceed with the expansion or improvement of a Property, Owner shall give Manager a right of first offer to act as development consultant.

         Section 4.05. Maintenance. The Manager shall be responsible, at the Owner's expense, for maintaining the Property according to standards at least comparable to similar properties in the general areas in which they are located. The Manager's maintenance responsibilities shall include, without limitation, interior cleaning of common areas, exterior window cleaning, painting, decorating, grounds care and landscaping, plumbing, electrical repair, carpentry, plastering and such other normal maintenance and repair work as may be necessary. The areas and items to be maintained shall include, without limitation, roofing, mechanical and other equipment, building exterior surfaces (including windows), parking areas, sidewalks, gutters, walkways, hallways, stairwells, storage rooms, the management office and all other related areas including fencing, signs and lighting. The Property Staff shall, at least weekly, conduct walk through inspections of these areas to assure that they are receiving adequate and appropriate care. The Manager shall supervise the work of the Property Staff to assure that it is performed in accordance with the Owner's standards.

         Section 4.06. Supervision of Contracts. The Manager shall arrange for, coordinate, supervise and enforce the conditions of all contracts necessary or advisable for the proper operation of the Property including, without limitation, contracts for the maintenance and repair work described in Section
4.05 above and for water, sewer, electricity, telephone, vermin extermination, trash removal, landscaping, heating fuels, air conditioner contractual maintenance, and snow and ice removal. All such contracts (excluding contracts which provide for payment to vendors directly by residents) shall be at the Owner's expense. Such contracts entered into during the Term shall provide for cancellation by the Owner without penalty upon 30 days written notice and shall not terminate upon the termination of this Agreement, unless the

Owner has agreed otherwise in writing. Any such contracts in the Manager's possession at the commencement of the Term which do not allow for such 30-day cancellation will be identified by the Manager and reported to the Owner within 30 days of the commencement of operations. Further, the Manager shall place orders for such equipment, tools, appliances, materials, and supplies as are required to adequately maintain and operate the Property. Such equipment, tools, appliances, supplies and materials shall be used only for operating, maintaining and repairing the Property, unless the cost thereof is prorated on a basis satisfactory to the Owner.

         Section 4.07. Service Requests. The Manager shall maintain business-like relations with tenants of the Property and receive, record and take appropriate action with respect to any service requests that may be made. Complaints of a serious nature shall, after investigation, be reported to the Owner in a timely manner, together with appropriate recommendations. The Manager shall make reasonable efforts to obtain full compliance by tenants for all items of maintenance for which they are individually responsible. Scheduled outages of water, electricity or other services shall be reported to the Owner and to all tenants, individually, as promptly, fully and courteously as possible and in a manner and at a time which are customary under the circumstances or as may otherwise be required by applicable law. Unscheduled material outages shall be reported to the Owner and the tenants as soon after occurring as is reasonably possible.

         Section 4.08. Emergencies.

                  (a) Services. Upon request by the Owner, the Manager shall promptly provide to the Owner details of the current 24-hour, seven day-a-week maintenance emergency system and any system designed to be responsive to emergencies (the "Emergency System") for the Property for the Owner's review and approval. An emergency is defined as any condition of, in or acting on a Property which if not responded to could injure or damage or impose a threat of injury or damage to property or persons. The definition of an emergency includes, without limitation, fire, flood, insufficient heat during winter weather, lack of hot water and utility shut offs. Following the review of the Emergency System for the Property submitted by the Manager, the Manager shall insure that all appropriate Property Staff and Non-Property Staff are familiar with the applicable Emergency System and shall undertake periodic reviews to insure that such Emergency System is being complied with.

                  (b) Readiness. In addition to such programs as may be required by applicable state or local law, rules or regulations, the Manager shall establish, with the approval of the Owner, a comprehensive program ensuring that emergencies are dealt with by the Property Staff and outside agencies in a manner in the best interests of the Owner and the Property and in compliance with applicable law. This responsibility shall include notification and testing procedures as may be necessary.

         Section 4.09. Regulatory Requirements. The Manager shall take such action as may be necessary to (a) obtain and maintain all licenses, permits and approvals necessary for the operation and maintenance of the Property and (b) comply in all material respects with all laws, ordinances, orders and requirements affecting the Property or services provided at the Property; (or the Owner or the Manager in connection therewith) imposed by any governmental or quasi-governmental authority having jurisdiction, including but not limited to building codes, anti-discrimination laws, zoning, assisted living, healthcare, independent living, and licensing requirements affecting the Property. The Manager shall give the Owner prompt written notice of any violation or claimed violation of any such requirement.

         Section 4.10. Security. The Manager shall consult with the Owner to plan, arrange and supervise a comprehensive security program for the Property. This program shall include, without limitation, that adequate communications equipment is operable and available to the Property Staff and all Property Staff are fully aware of their security responsibilities. Detailed security, fire and safety procedures shall be developed and distributed to the Owner, all tenants and the Property Staff. The Manager shall maintain effective liaison with local fire and police organizations and keep detailed logs covering all security incidents. The Manager shall promptly inform the Owner of all security incidents and other material matters prejudicial to the security and safety of the Property.

                                   ARTICLE V

                              FINANCIAL MANAGEMENT

         Section 5.01. Bank Account. The Manager shall open and maintain, for the Property, in a local bank selected by the Owner, a checking account (the "Checking Account") for moneys to be paid or received by the Manager in connection with its duties hereunder. The Checking Account shall be in the name determined by the Owner and the Owner shall pay all costs (if any) charged by the bank for maintaining the account including monthly service fees and the cost of blank checks; provided, however, that the Manager shall pay all costs charged by the bank on account of the Manager's errors or negligence in maintaining the Checking Account including, without limitation, the maintenance of any necessary cash reserve therein provided that sufficient funds are made available by Owner. The Manager shall not deposit any of its funds to the Checking Account or otherwise commingle its funds with the Owner's funds. The Manager shall have authority to endorse checks payable to the Owner and deposit funds paid or payable to the Owner into the Checking Account.

         Section 5.02. Collections and Deposits. The Manager shall collect and deposit in the Checking Account all rents, security deposits, late charges, insurance and condemnation proceeds, fees, refunds and other monies due from any source which are payable to the Owner in connection with the leasing and operation of the related Property; provided, however, that the Manager shall deposit security deposits in bank accounts selected by and owned by the Owner and shall otherwise handle security deposits in accordance with applicable law. All amounts deposited to the Checking Account shall be swept by the Manager from the Checking Account on a regular basis into an Operating Expense Account (herein so called) for the Property. Each Operating Expense Account shall be in an FDIC insured bank approved by the Owner and shall be owned by the Owner. The style of the Operating Expense Account shall be in the name of the Property with designated representatives from the Owner and the Manager being the only parties authorized to draw from said account. If required by Owner's lender and if permitted by applicable laws and regulations, all payments made by tenants of the Property shall be paid directly into a lockbox controlled by Owner's lender or Owner and payments for Operating Expenses and debt service shall be made pursuant to an agreement between Owner and Owner's lender.

         Section 5.03. Disbursements. On the 15th day of each calendar month or, if such day is not a business day, the immediately succeeding business day, the Manager shall deliver to the Owner a check representing all amounts in the Operating Expense Account (after allowing for outstanding checks written and deposits made pursuant to this Agreement which had not yet cleared such Operating Expense Account) in excess of the sum of (i) the amounts to be expended or disbursed by the Manager with respect to the Property during such calendar month as set forth in the Budget; (ii) amounts expended in any prior month in excess of the amount specified in the Budget with respect to which the Manager has not yet been reimbursed and which have been approved in writing by the Owner; and (iii) a cushion equal to 5% of the aggregate amount to be expended in accordance with the Budget in the immediately succeeding month or such other amount as may be designated by the Owner. If there is a deficit in the amount required in the preceding sentence relating to payroll costs, benefits and other payroll-related expenses, Owner shall fund such deficit from Owner's own funds. The Manager shall pay out of the Operating Expense Account for the Property all operating expenses of the Property in accordance with the Budget for such Property, as permitted by this Agreement or as otherwise approved in writing by the Owner. The Manager shall hold, remit or expend the funds in the Checking Account and Operating Expense Account according to the Budget or the directions of the Owner. The funds in the Checking Account and Operating Expense Account shall not be co-mingled with funds from any other projects or facilities managed or operated by the Manager and the Manager shall compile detailed records concerning all transactions relating to the Checking Account and Operating Expense Account and shall promptly deliver to the Owner copies of all statements or other correspondence received by the Manager with respect to such Checking Account and Operating Expense Account. Except in emergencies, the Manager shall not incur any obligation in excess of $2,000 which is not specifically included in the Budget, and neither shall the Manager incur any substantial overrun of any budgeted item without the Owner's prior written approval. Where an emergency relating to a Property precludes the Manager's obtaining the prior written consent of the Owner, the Manager shall make reasonable expenditures as necessary to abate the emergency and shall use its best efforts to contact the Owner by telephone or otherwise as soon as possible. The Manager shall also notify the Owner in writing of any such emergency expenditures within 24 hours thereafter. Except as specifically authorized by the Owner, the Manager will not incur any obligation (whether or not in the Budget) which will exceed $10,000 or mature more than one year after its creation. At least two but no more than three persons (including Property Staff) shall be responsible for handling cash in order to maintain adequate financial control procedures.

         Section 5.04. Examinations and Audits of Accounts. The Checking Account, the Operating Expense Account and any other accounts maintained by the Manager in the name of or for the benefit of the Owner may be examined by the Owner or its designated representatives during normal business hours. The Owner shall have the right to cause an audit of such accounts at any time at its expense and the Manager shall make its facilities available for, and cooperate in, any such audit. In addition, the Manager shall promptly supply to the Owner's accountants, without charge therefor, all records or documents respecting the Property that such accountant may request in connection with audits of the Owner's accounts and preparation of necessary tax returns.

         Section 5.05. Books and Records. The Manager shall maintain, in a manner consistent with generally accepted accounting principles, a system of books and records that fully and accurately detail all financial transactions with respect to the leasing and operation of the Property. Such books and records shall be (a) the property of the Owner, (b) maintained at the Manager's office at the Property or at the Manager's corporate office, (c) available to the Owner upon reasonable request and (d) delivered to the Owner upon the termination of this Agreement. Manager shall provide to the Owner, during the term of this Agreement, appropriate on-site accounting systems and software, which shall include complete accounting, bookkeeping and record keeping services for the Property, specifically including, but not limited to, resident billings, accounts payable, accounts receivable, general ledger and inventory records and maintain demographic information on the residents. The cost allocation between the Owner and the Manager for the accounting systems shall continue as presently conducted and as set forth in the Budget. Notwithstanding anything contained herein, there shall be no allocation of costs to the Owner for corporate-level accounting of the Manager. Acquisition of software for Property based operations, software maintenance and update charges will be budgeted expenses of the Property. Payroll processing may be delegated to a third party, the cost of which will be the responsibility of the Property. The Owner agrees at its expense to maintain the computer terminal at the Property compatible with the mainframe computer currently in use by the Manager and to transmit data to the Manager via telephone lines.

         Section 5.06. Budget.

                  (a) Annual Operating and Capital Budget. The Budget shall serve as the major control under which the Manager shall operate the Property and there shall be no substantial deviations therefrom, excluding deviations for such expenses as utilities, fuel, insurance and other expenses not within the control of the Manager, except as may be approved in writing by the Owner. No expenses may be incurred and no commitments may be made by the Manager in the name of the Owner in connection with the maintenance and operation of the Property in excess of the amounts allocated to the various classifications of expense in the Budget for Property, except as otherwise provided herein.

                  (b) Budget Preparation. The Manager shall prepare for the Owner's written approval operating and capital budgets for the Property addressing each of the items listed on Exhibit C attached hereto (with the Owner-approved budget in effect from time to time being herein called the "Budget"). The Manager shall submit to the Owner, at least 45 days prior to the end of the Owner's fiscal year, a proposed budget for the next ensuing fiscal year. The proposed budget submitted by the Manager shall include an analysis of repair and maintenance needs, operating expenses and any capital improvements anticipated for that period. Reserve fund requirements, adjusted for inflationary factors, shall also be included on an updated cost basis in the proposed budget. Reasonable supporting schedules shall be submitted with the proposed budget. The proposed budget will reflect a "three year cycles" and will be based on actual income and expenses for the past completed year and projected income and expenses for the current year and for the future year for which the Budget is being prepared. Increases or decreases in actual or estimated amounts for income and expense items shall also be shown as percentage increases or decreases. The proposed budget also shall contain a forecast of cash flow for each month of the budget period, an assessment of personnel needs for operating the Property, a forecast of rental rates, an analysis of leases then in effect, and such other supplemental information as may be reasonably required by the Owner. Following the review and approval of a budget by the Owner, the Manager shall implement such budget and perform in accordance therewith.

         Section 5.07. Obligations for Expenses. Except as otherwise set forth herein, all obligations and expenses incurred by the Manager in accordance with this Agreement shall be deemed to be obligations and expenses of the Owner, the parties acknowledging that the Manager may engage, at the Owner's expense, independent contractors and service providers as permitted under this Agreement, as may be usual and customary in the circumstances in connection with the performance of the Manager's duties hereunder. The salaries and benefits of the Non-Property Staff of the Manager and all other general overhead costs and expenses of Manger shall be paid by the Manager from its own funds. For avoidance of doubt, the flat amount for allocated overhead expenses of the Manager (or its Affiliates) currently being paid by the owners or the lessees of the Property shall not be payable, directly or indirectly by the Owner. The Manager shall be reimbursed for any costs and expenses (other than those described in the immediately preceding sentence) related to a Property and which are contained in the current Budget. The Manager shall also be reimbursed for travel expenses related to the Property in an amount equal to up to $3,000/year (to be adjusted annually in accordance with the Consumer Price Index).

                                   ARTICLE VI

                                  MISCELLANEOUS

         Section 6.01. No Partnership or Joint Venture. This Agreement is a management agreement only and does not grant to the Manager any ownership right or interest in the Property or any other property of the Owner pertaining thereto. This Agreement is not intended to and does not constitute a partnership or joint venture of any kind between the Owner and the Manager with respect to the operation of the Property or any other matter.

         Section 6.02. Notices. Any notice that is provided for in this Agreement shall be in writing, shall be given either manually or by mail, overnight courier, hand delivery or facsimile or cable, and shall be deemed sufficiently given if and when received by the party to be notified at its address or facsimile set forth below or if and when mailed by registered or certified mail, postage prepaid, addressed to such party at such address (any single notice given pursuant to this Section 6.02 to the address designated below for the Manager shall be deemed as notice so given to both the Manager). Any party and any representative designated below may, by notice to the others, change its address for receiving such notices. Refusal to accept such notice or inability to deliver such notice on account of a change in address not given the other addressees shall be deemed receipt of notice.

If to the Owner or any affiliate:

                            BRE/Amberleigh Inc.
                            c/o The Blackstone Group
                            345 Park Avenue
                            New York, New York  10154
                            Attn:  Stavros Galiotos
                            Facsimile:  (212) 583-5730
     With a copy to:

                            Simpson Thacher & Bartlett
                            425 Lexington Avenue
                            New York, New York  10017
                            Attn:  Scott M. Kobak, Esq.
                            Facsimile:  (212) 455-2502
     If to the Manager:

                            Capital Senior Living Inc.
                            14160 Dallas Parkway
                            Suite 300
                            Dallas, Texas 75240
                            Attn:  Keith Johannessen and David Brickman
                            Facsimile:  (972) 770-5666

         Section 6.03. Applicable Law. This Agreement shall be executed, construed and performed in accordance with the laws of the State of New York.

         Section 6.04. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Manager shall not assign its rights or delegate its duties hereunder to any party by operation of law, or otherwise, and no shares of stock in the Manager shall be transferred, without the prior written consent of the Owner, which consent may be withheld in the Owner's sole discretion. Notwithstanding the foregoing, subject to requirements of law and regulatory approvals, the Manager may, without the Owner's consent, enter into a merger transaction with Manager or an affiliate or Manager or assign its rights and delegate its duties hereunder to an affiliate of Manager, provided, however, that no such merger or assignment shall relieve the Manager from any of its obligations under this Agreement. Any attempted assignment or delegation by the Manager other than as permitted hereby shall be void and of no force or effect. The Owner shall be entitled, at any time during the Term and in its sole discretion, to assign its rights and benefits under this Agreement so long as such assignee assumes the Owner's obligations hereunder and agrees to be bound by the terms and conditions hereof or succeeds the Owner as the owner of the Property.

         Section 6.05. Confidentiality. (a) Confidential Information; Representatives. For purposes of this Section:

                        (i) The term "Owner Confidential Information" shall be deemed to include all information concerning the Property and the Owner (whether prepared by the Owner, its Representatives or otherwise and irrespective of the form of communication) which is furnished to the Manager or Representative (as defined below) of the Manager (collectively, the "Management Group") now or in the future by the Owner or by its Representatives, together with all notes, analyses, compilations, studies, interpretations or other documents prepared by any member of the Management Group which contain, reflect or are based upon, in whole or in part, the information furnished to any member of the Management Group pursuant hereto. The term "Owner Confidential Information" shall also include the Required Information (as defined below), but does not include the Proprietary Information (as defined below), information which is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement by any member of the Management Group.

                        (ii) The term "Required Information" shall be deemed to include all information required to own and operate the Property as it is currently being operated and as it is required to be operated in accordance with this Agreement.

                        (iii) The term "Proprietary Information" shall be deemed to include all materials developed by Manager and of a proprietary nature. The term "Proprietary Information" does not include information which is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement by the Owner and its Representatives (the "Owner Group").

                        (iv) The term "Representatives" shall mean, collectively, and as applicable, a person's directors, officers, employees, affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended), agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors).

                  (b) Use of Proprietary Information. The Owner hereby agrees that the Owner Group shall use the Proprietary Information solely for the purpose of owning and operating the Property or otherwise performing or assisting the Manager in the performance of its obligations under this Agreement, that the Proprietary Information will be kept confidential and that no member of the Owner Group will use the Proprietary Information for any other purpose or disclose any of the Proprietary Information in any manner whatsoever; provided, however, that the Owner may make any disclosure of the Proprietary Information to the extent that the Manager gives its prior written consent.

                  (c) Use of Owner Confidential Information. The Manager hereby agrees that each member of the Management Group shall use the Owner Confidential Information solely for the purpose of managing the Property or otherwise performing or assisting the Manager in the performance of its obligations under this Agreement, that the Owner Confidential Information will be kept confidential and that no member of the Management Group will use the Owner Confidential Information for any other purpose or disclose any of the Owner Confidential Information in any manner whatsoever; provided, however, that the Manager may make any disclosure of the Owner Confidential Information to the extent that the Owner gives its prior written consent. It is understood and agreed that the Manager shall inform each member of the Management Group of the confidential nature of the Owner Confidential Information prior to delivery thereof to such person, and of the obligation to not contact or communicate with the persons described above, and that by receiving such materials, such member of the Management Group will be deemed to have agreed to be bound by this Agreement. In any event, the Manager shall be responsible for any breach of this Agreement by the Manager or by any member of the Management Group, unless such Management Group member has signed a separate Confidentiality Agreement with the Owner, and the Manager agrees, at the Manager's sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain any member of the Management Group from prohibited or unauthorized contacts or disclosure or use of the Owner Confidential Information. Notwithstanding any other provision of this Agreement, the foregoing restriction shall continue in full force and effect throughout the Term and following the termination of this Agreement.

                  (d) Remedies. The Manager and the Owner agree that either party shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Section and that the Manager and the Owner shall not oppose the granting of such relief.

         Section 6.07. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, understandings and agreements, written or oral, between the parties. This Agreement shall not be amended or modified, and no waiver of any provision hereof shall be effective, unless set forth in a written instrument authorized and executed with the same formality as this Agreement.

         Section 6.08. Captions, Gender, Number. The captions hereof are for convenience of reference only and shall neither limit nor enlarge the provisions hereof. All personal pronouns used herein, whether used in the masculine, feminine or neuter gender, shall include all other genders. The singular shall include the plural and vice versa unless the context requires otherwise.

         Section 6.09. Severability. If any provision hereof, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of the provisions hereof, or the application of such provision to other persons or circumstances, shall not be affected thereby, and each provision hereof shall be valid and enforceable to the fullest extent permitted by law.

         Section 6.10. Days. If any action is required to be performed, or if any notice, consent or other communication is to be given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not business days.

         Section 6.11. Subordination. This Agreement and all rights of Manager shall be subject and subordinate to any mortgage or deed of trust encumbering the Property. Such subordination include the absolute right of the holder of such mortgage or deed of trust to terminate this Agreement, without premium or penalty, upon a default by Owner under the loan secured by such mortgage or deed of trust. The foregoing subordination shall be self-operative, provided that upon request of a lender or Owner, Manager shall execute such subordination agreements to confirm such subordination and rights of termination. Notwithstanding the foregoing, Manager shall not be required to perform under this Agreement unless it receives the compensation due to Manager hereunder.

         Section 6.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         Section 6.13. Waiver of Jury Trial. The Owner and the Manager waive trial by jury in any action, proceeding or counterclaim brought by any of them against the other on all matters arising out of this agreement.

         Section 6.14. CONSENT TO JURISDICTION. THE MANAGER HEREBY IRREVOCABLY SUBMITS AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING JURISDICTION OVER NEW YORK COUNTY, NEW YORK OR ANY COUNTY IN WHICH A PROPERTY IS LOCATED FOR ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT. THE MANAGER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.

THE MANAGER AGREES NOT TO INSTITUTE ANY LEGAL ACTION OR PROCEEDING AGAINST THE OWNER OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT OR PROPERTY OF THE OWNER, CONCERNING ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT OTHER THAN A STATE OR FEDERAL COURT HAVING JURISDICTION OVER NEW YORK COUNTY, NEW YORK

THE MANAGER AND THE OWNER HEREBY CONSENT TO SERVICE OF PROCESS BY THE OWNER IN ANY MANNER AND IN ANY JURISDICTION PERMITTED BY LAW. NOTHING HEREIN SHALL AFFECT OR IMPAIR THE MANAGERS'S AND THE OWNER'S RIGHT TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW.

         Section 6.15. Arbitration. In the event of any dispute, claim or controversy of any kind between the parties, concerning this Agreement or the termination of this Agreement, the matter shall be submitted to arbitration in accordance with rules of the American Association. The parties jointly shall agree on an arbitrator. If the parties are unable to agree, in good faith within a reasonable time, on the selection of an arbitrator, either party may request appointment of an arbitrator chosen by the American Arbitration Association who shall be the selected arbitrator. Such arbitrator shall be limited in his decision to a choice between the final position as requested by each party. Said arbitration shall be held or such other place as is mutually agreeable. The arbitration decision shall be final and binding on both parties unless the arbitration is fraudulent or so grossly erroneous as to necessarily imply bad faith. Costs of arbitration are to be shared by both parties equally, provided that the arbitrator may choose to award the costs of arbitration against the loss party if the arbitrator determined that the final position urged by the losing party was not reasonable.

                  WITNESS the following signatures.


                                              OWNER:

                                              BRE/AMBERLEIGH INC.


                                              By:
                                                 -------------------------------
                                                 Name: Stavros Galiotos
                                                 Title: Managing Director and
                                                        Vice President

                                              MANAGER:

                                              CAPITAL SENIOR LIVING, INC.



                                              By:
                                                 -------------------------------
                                                 Name:
                                                      -----------------------
                                                 Title:
                                                      -----------------------

                                    EXHIBIT A
                             TO MANAGEMENT AGREEMENT

                             Description of Property

271-unit full service retirement community (including 271 independent living units and related community amenities) located at 2330 Maple Road, Williamsville, NY 14211.

                                    EXHIBIT B

                        FEES AND COMPENSATION OF MANAGER

         The Owner shall pay the Manager a fee in the amount of 5% of the monthly Gross Operating Revenue recognized during each month of the Term with respect to the Property ("Base Management Fee"). The Base Management Fee shall be payable monthly in arrears on the fifteenth day of each month or, if such day is not a business day, the immediately succeeding business day (a "Payment Date"). For purposes hereof, "Gross Operating Revenues" shall mean and refer, for any period for which such Gross Operating Revenues are being determined, the total gross revenues of the Property from operations received during such period, including all receipts from (i) rent of units at the Property, (ii) rent or business interruption insurance, (iii) revenue of the Property for or on account of any and all goods provided and services rendered or activities during such period, (iv) deposits in the event of forfeiture thereof to the Property and (v) other revenues and receipts realized by the Property from operations and customarily included in Gross Operating Revenue. Gross Operating Revenue shall not include (i) security deposits received from residents and, if applicable, interest accrued thereon for the benefit of the residents until such deposits or interest are applied for rental payments; (ii) proceeds from the sale or dispositions of all or any part of the Property; (iii) insurance proceeds received by the Owner as a result of any insured loss (except proceeds from rent loss insurance) and proceeds from any condemnation action; (iv) capital contributions made by any member of the Owner; (v) loans by the Owner; (vi) proceeds from capital, financing, and any other transactions not in the ordinary course of operation of the Property; (vii) any advance rentals paid (until such time as they are earned); (viii) revenues related to services provided to residents by third parties or subject to reimbursement to third parties by Owner; (ix) revenues which are challenged, subject to defense or involve a bankruptcy filing or paid under protest; and (x) revenues attributable to Medicare or Medicaid payment (to the extent subject to potential future set-off or recoupment).

                                    EXHIBIT C

                             TO MANAGEMENT AGREEMENT

                                     Budget

                                    EXHIBIT D

                             TO MANAGEMENT AGREEMENT

                        D-1 FORM OF MONTHLY STATUS REPORT

The monthly status report will be provided within 20 days after the end of each month and will include the following reports:

Reports for the Property:

(a) Accrual basis operating statement (Income and Expense Statement) showing figures for the current month, year-to-date and comparison with budget

(b)      Balance sheet

(c)      General ledger

Summary reports for the Property:

1. Occupancy percentage history report including occupancy for the Property. Report will compare current period to previous period, to the same period one year ago and to the occupancy levels at transfer of management.

2. Accrual basis operating statement totaling operation of the Property (Income and Expense Statement) showing figures for the current month, year-to-date and comparison with budget

3.       Balance sheet totaling the Property

4. Capital expenditure status report for the Property, including a breakdown of capital improvements in process and those completed during the month by type of asset and amount

5. Narrative report recommending corrective actions and other capital items to be approved for the following month as well as any upcoming significant expenditures

An additional monthly status report will be provided within 20 days after the end of the month and will include the following reports for the Property:

1.       Narrative explanations of significant variations from budget

2.       Rent roll

3. Detailed occupancy/leasing report with summary information about move-ins and move-outs

4.       Report of accidents and other mishaps

5.      Summary of staff turnover

6. General information regarding Property operations (legislation, governmental decisions, tax rulings, insurance, financial and other practices) which come to the Manager's attention in the normal course of business

7.       Accounts payable

8.       Cash receipts and cash disbursements journals

9. Copy of journal entries (as may be requested by the Owner from time to time)

10.      Copy of bank statement(s)

11.      Bank reconciliation(s)

12. Detailed Management Fee invoices and corporate expense distribution report

                  D-2 FORM OF ANNUAL FISCAL YEAR STATUS REPORT

The Manager will submit reports as required to assist independent auditing firm with annual audit including preparation of audited work paper packages

                 D-3 FORM OF ANNUAL CALENDAR YEAR STATUS REPORT

Within 15 days after the end of the calendar year, the Manager will submit operating statements for the Property for preparation of Forms 1099 and calendar-year tax returns

                                    EXHIBIT E

                             TO MANAGEMENT AGREEMENT

                                Form of Rent Roll
                             (included in Form E-1)

                                    EXHIBIT F

                             TO MANAGEMENT AGREEMENT

                           List of Non-Property Staff


Keith Johannessen - head of operations - responsible for overseeing all operational functions

Rob Goodpaster - marketing director - overall responsibility for all marketing functions

Bob Hollister - controller - handles accounting and financial functions